Cloopen Group Holding Limited

Fairness Analysis Presented to the Special Committee of Independent Directors

Prepared by:

Duff & Phelps Opinions Practice of Kroll

May 12, 2026

Duff & Phelps Disclaimer

- The following pages contain materials that are being provided by Kroll, LLC ("Duff & Phelps"), operating through its Duff & Phelps Opinions Practice, to the special committee (the "Special Committee") of the board of directors (the "Board of Directors") (solely in their capacity as members of the Special Committee) of Cloopen Group Holding Limited (the "Company") in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein).
- The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps or as otherwise provided in the engagement letter among Duff & Phelps, the Company, and the Special Committee dated January 7, 2026 and the addendum thereto dated April 29, 2026.
- Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee.
- These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an Opinion. These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee.
- The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party.
- The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision. Duff & Phelps has relied on the information provided to it and has not independently verified the accuracy or completeness of such information. Any estimates, projections and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future.
- No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction.

Table of Contents

1. Introduction and Transaction Overview

KROLL

Introduction and Transaction Overview

The Engagement

- Duff & Phelps was engaged by the Company to serve as an independent financial advisor to the Special Committee (solely in its capacity as such).
- Specifically, Duff & Phelps has been asked to provide an opinion (the "Opinion") as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of class A ordinary shares, par value US$0.0001 per share, of the Company (each, a "Class A Ordinary Share" or, collectively, "Class A Ordinary Shares", and together with the class B Ordinary Shares, par value US$0.0001 per share, of the Company, "Shares"), other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each of which represents six Class A Ordinary Shares (each, an "ADS" and collectively, "ADSs"), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Class A Ordinary Shares or ADSs other than in its capacity as a holder of Class A Ordinary Shares or ADSs).

The Proposed Transaction

- It is Duff & Phelps' understanding that the Company, SpringX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands ("Parent"), AutumnX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("HoldCo"), and SummerX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated May 7, 2026. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly-owned subsidiary of HoldCo as a result of the merger. In connection with such merger, among other things, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) shall be cancelled and cease to exist in exchange for the right to receive US$0.4940 in cash per Share without interest (the "Per Share Merger Consideration") and (ii) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the underlying Class A Ordinary Shares represented by such ADS, shall be cancelled and cease to exist in exchange for the right to receive US$2.9641 in cash per ADS without interest (the "Per ADS Merger Consideration", and together with the Per Share Merger Consideration, the "Merger Consideration") (collectively, the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.
- For purposes of the Opinion, (i) "Excluded Shares" shall mean, collectively, (a) Rollover Shares, (b) any Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans, and (c) any Shares held by the Parent Parties, the Company or any of their respective Subsidiaries; and (ii) "Dissenting Shares", "Effective Time", "Rollover Shares", "Depositary", "Company Share Plans", "Parent Parties", and "Subsidiaries", shall have the meanings set forth in the Merger Agreement.

Introduction and Transaction Overview

Scope of Analysis

Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below:

- Reviewed the following documents:
  - The Company's annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission for the years ended December 31, 2021 through December 31, 2025;
  - Certain unaudited and segment financial information for the Company for the years ended December 31, 2021 through December 31, 2025, provided to Duff & Phelps by the management of the Company and which the management of the Company identified as being the most current financial statements available;
  - A detailed financial projection model for the Company for the years ending December 31, 2026 through December 31, 2033, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company's and the Special Committee's consent, in performing its analysis (collectively, the "Management Projections");
  - Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;
  - A letter dated May 8, 2026 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the "Management Representation Letter"); and
  - A draft of the Merger Agreement dated May 7, 2026;

Introduction and Transaction Overview

Scope of Analysis (continued)

- Discussed the information referred to on the previous page and the background and other elements of the Proposed Transaction with the management of the Company;
- Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company's business;
- Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
- Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and
- Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Introduction and Transaction Overview

Ownership Summary

Cloopen Group Holding Limited - Ownership

Current Shareholders	Class A Ordinary Shares (1)	Class B Ordinary Shares (1)	ADSs Equivalent (1)	% of Ownership	% of Voting Rights (2)	ADSs Equivalent As-converted	% of Diluted Ownership
Buyer Group							
Changxun Sun, (Founder & CEO)	2,000,000	25,649,839	4,608,307	8.5%	46.6%	4,608,307	8.4%
Trustbridge Partners V, L.P.	38,474,611	-	6,412,435	11.9%	6.9%	6,412,435	11.7%
Retail Technology Asia Limited (a subsidiary of Dmall Inc.)	-	-	-	0.0%	0.0%	-	0.0%
Buyer Group	40,474,611	25,649,839	11,020,742	20.4%	53.5%	11,020,742	20.1%
Institutional Investors and Individual Investors							
Main Access Limited	55,677,341	-	9,279,557	17.2%	10.0%	9,279,557	16.9%
Sequoia Capital CV IV Holdco, Ltd.	27,528,456	-	4,588,076	8.5%	5.0%	4,588,076	8.3%
Max Honest Limited	26,051,641	-	4,341,940	8.0%	4.7%	4,341,940	7.9%
Prospect Avenue Capital Limited Partnership	12,853,688	-	2,142,281	4.0%	2.3%	2,142,281	3.9%
Novo Investment HK Limited	11,799,685	-	1,966,614	3.6%	2.1%	1,966,614	3.6%
Top 5 Institutional and Individual Investors	133,910,811	-	22,318,469	41.3%	24.1%	22,318,469	40.6%
Total Institutional Investors and Individual Investors	151,145,057	-	25,190,842	46.6%	27.2%	25,190,843	45.8%
Public Investors and Others	106,851,892	-	17,808,650	33.0%	19.3%	17,808,650	32.4%
Total Shares Outstanding (3)	298,471,560	25,649,839	54,020,233	100.0%	100.0%	54,020,234	98.3%
Restricted Share Units and Options In-the-Money at Offer Price (4)	5,607,019	-	934,503			934,503	1.7%
Diluted ADSs Outstanding at Offer Price	**304,078,579**	**25,649,839**	**54,954,736**			**54,954,737**	**100.0%**

(1) Each ADS represents six Class A ordinary shares. Each Class B ordinary share is convertible into one Class A ordinary share.
(2) The holders of Class A ordinary shares have one vote in respect of each Class A ordinary share held and the holders of Class B ordinary shares have ten votes in respect of each Class B ordinary share held.
(3) Based on the number of ordinary shares outstanding as provided by the management of the Company and excludes 18,082,772 Shares held by the Company.
(4) Reflects 5,107,019 vested restricted share awards and 500,000 vested Company options per the management of the Company.

Source: Company filings, Capital IQ, the management of the Company.

Introduction and Transaction Overview

Trading Analysis

Cloopen Group Holding Limited - Trading History

May 5, 2025 to May 7, 2026



September 3, 2025
Cloopen Group Holding Limited announced that it filed its annual report for FY2024. The Company reported revenue of approximately US$78.6 million, net loss of approximately US$20.1 million, and basic and diluted net loss of US$0.06 per ordinary share on continuing operations for the year ended December 31, 2024.
December 24, 2025
Cloopen Group Holding Limited announced that its Board of Directors has received a preliminary non-binding proposal letter , dated December 22, 2025, from Mr. Changxun Sun, the Company's founder and chief executive officer, and Trustbridge Partners VII, L.P., proposing to acquire all of the outstanding Class A ordinary shares and Class B ordinary shares of the Company including Ordinary Shares represented by American depositary shares, that are not already beneficially owned by the Buyer Group or their affiliates, for a purchase price of US$0.4940 per Ordinary Share, or US$2.9641 per ADS, in cash in a going private transaction
February 5, 2026
Cloopen Group Holding Limited announced that its Board of Directors has approved resolutions regarding changes to the composition of the Board and the Compensation Committee, effective February 5, 2026.
Mr. Qingsheng Zheng and Mr. Ye Yuan tendered their resignations as directors of the Board for personal reasons. Following these resignations, the Board has approved the re-appointment of both Mr. Qingsheng Zheng and Mr. Ye Yuan as directors of the Company.
Mr. Ye Yuan has resigned from his position as a member of the Compensation Committee,. Concurrently, the Board has appointed Mr. Pengfei Yuan, a current director of the Company, to serve as a member of the Compensation Committee.
Share Price
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Volume (thousands)
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
5/5/25
5/19/25
6/2/25
6/16/25
6/30/25
7/14/25
7/28/25
8/11/25
8/25/25
9/8/25
9/22/25
10/6/25
10/20/25
11/3/25
11/17/25
12/1/25
12/15/25
12/29/25
1/12/26
1/26/26
2/9/26
2/23/26
3/9/26
3/23/26
4/6/26
4/20/26
5/4/26
Volume
Price

Cloopen Group Holding Limited Historical Trading Metrics

(in thousands, except per share)

<u>During one year prior to Offer</u>		<u>Post Offer</u>	
Average Closing Price	$1.12	Average Closing Price	$1.95
High	$2.00	High	$2.30
Low	$0.00	Low	$1.18
Average Volume	17.9	Average Volume	10.3
% of Shares Issued and Outstanding	0.0%	% of Shares Issued and Outstanding	0.0%
% of Float	0.1%	% of Float	0.0%

Source: Capital IQ, SEC filings, press releases.

Introduction and Transaction Overview

Proposed Transaction

Cloopen Group Holding Limited - Offer Price Premium Relative To

	ADS Price	Implied Premium
One-day prior to Offer (12/19/25)	$1.96	51.2%
30-day average VWAP prior to Offer	$1.57	88.6%
60-day average VWAP prior to Offer	$1.37	115.8%
90-day average VWAP prior to Offer	$1.38	115.2%
Offer Price Per ADS	**$2.96**	

Source: Capital IQ.

Cloopen Group Holding Limited - Implied Multiples

(USD in millions, except per ADS data)

		Offer $2.96
Diluted ADSs Issued and Outstanding	55.0	
Implied Equity Value		**$162.9**
Less: Proceeds from Exercise of Options (1)		(0.2)
Less: Cash and Cash Equivalents, Restrcited Cash, Term Deposits and Short-term Investments (2)		(135.2)
Less: Long-term Investments (3)		(11.1)
Implied Enterprise Value		**$16.4**
Implied Offer Multiples:		
EV / 2025 Revenue	$78.8	0.21x
EV / 2026 Revenue	$89.3	0.18x
EV / 2027 Revenue	$98.5	0.17x

Note: Balance sheet data as of December 31, 2025.

(1) Reflects 83,333 vested in-the-money Company options (ADS equivalent) and excludes 3,013,795 Shares (ADS equivalent) held by the Company per the management of the Company.
(2) Reflects 10% withholding tax on excess cash held at onshore entities.
(3) Reflects book value of Shanghai Keshen Information Technology Co., Ltd., Shanghai Yuhuan Information System Co., Ltd., and Beijing Hujingtiaoyue Technology Co., Ltd., investment cost of Xinyu Hongling Investment Management Center (Limited Partnership), and value implied from most recent financing transaction for Shanghai Gaozhi Lefu Intelligent Technology Co., Ltd.

Introduction and Transaction Overview

Valuation Summary

Valuation Summary

(RMB in thousands, except per ADS values or otherwise noted)

	Low		High	
Enterprise Value Range	**¥8,100**	**-**	**¥50,900**	
Plus: Proceeds from Exercise of Options (1)	1,292	-	1,292	
Plus: Cash and Cash Equivalents, Restricted Cash, Term Deposits and Short-term Investments (2)	919,587	-	919,587	
Plus: Long-term Investments (3)	75,646	-	75,646	
Equity Value Range	**¥1,004,626**	**-**	**¥1,047,426**	
Equity Value Range (USD)	**$147,709**	**-**	**$154,002**	
Diluted ADSs Issued and Outstanding (1)	54,954,736	-	54,954,736	
Value Per ADS Range (RMB)	¥18.28	-	¥19.06	
RMB to USD FX rate (as of 5/7/2026)	6.80	-	6.80	<u>Offer Price</u>
Value Per ADS Range (USD)	**$2.69**	**-**	**$2.80**	$2.9641

Note: Balance sheet data as of December 31, 2025. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.

(1) Reflects 83,333 vested in-the-money Company options (ADS equivalent) and excludes 3,013,795 Shares (ADS equivalent) held by the Company per the management of the Company.
(2) Reflects 10% withholding tax on excess cash held at onshore entities.
(3) Reflects book value of Shanghai Keshen Information Technology Co., Ltd., Shanghai Yuhuan Information System Co., Ltd., and Beijing Hujingtiaoyue Technology Co., Ltd., investment cost of Xinyu Hongling Investment Management Center (Limited Partnership), and value implied from most recent financing transaction for Shanghai Gaozhi Lefu Intelligent Technology Co., Ltd.

Source: The management of the Company

2. Valuation Analysis

KROLL

Valuation Analysis

Historical and Projected Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

						Management Projections							
	2021A	2022A	2023A	2024A	2025A	2026P	2027P	2028P	2029P	2030P	2031P	2032P	2033P
Total Revenue	¥752,688	¥593,634	¥571,024	¥573,566	¥535,709	¥607,357	¥670,100	¥733,693	¥786,577	¥837,021	¥881,649	¥910,874	¥938,368
Growth	NA	(21.1%)	(3.8%)	0.4%	(6.6%)	13.4%	10.3%	9.5%	7.2%	6.4%	5.3%	3.3%	3.0%
EBITDA (1)	-¥679,441	-¥610,269	-¥349,079	-¥210,405	-¥216,602	-¥89,357	-¥33,276	-¥1,011	¥22,406	¥40,543	¥53,904	¥61,182	¥66,246
Margin %	(90.3%)	(102.8%)	(61.1%)	(36.7%)	(40.4%)	(14.7%)	(5.0%)	(0.1%)	2.8%	4.8%	6.1%	6.7%	7.1%
Growth	NA	NM	NM	NM	NM	NM	NM	NM	NM	80.9%	33.0%	13.5%	8.3%
EBIT (1)	-¥689,945	-¥624,162	-¥357,853	-¥218,038	-¥221,660	-¥92,527	-¥37,865	-¥7,019	¥15,690	¥35,135	¥48,641	¥55,920	¥60,984
Margin %	(91.7%)	(105.1%)	(62.7%)	(38.0%)	(41.4%)	(15.2%)	(5.7%)	(1.0%)	2.0%	4.2%	5.5%	6.1%	6.5%
Growth	NA	NM	NM	NM	NM	NM	NM	NM	NM	123.9%	38.4%	15.0%	9.1%
Capital Expenditures	¥8,663	¥6,805	¥1,759	¥3,220	¥831	¥4,256	¥4,256	¥4,256	¥4,256	¥4,256	¥4,256	¥4,256	¥4,256
% of Total Revenue	1.2%	1.1%	0.3%	0.6%	0.2%	0.7%	0.6%	0.6%	0.5%	0.5%	0.5%	0.5%	0.5%
% of EBITDA	NM	NM	NM	NM	NM	NM	NM	NM	19.0%	10.5%	7.9%	7.0%	6.4%
Net Working Capital	-¥281,796	-¥428,101	-¥289,137	-¥228,020	-¥216,727	-¥152,847	-¥142,413	-¥141,588	-¥141,809	-¥142,613	-¥143,229	-¥144,120	-¥145,001
% of Total Revenue	(37.4%)	(72.1%)	(50.6%)	(39.8%)	(40.5%)	(25.2%)	(21.3%)	(19.3%)	(18.0%)	(17.0%)	(16.2%)	(15.8%)	(15.5%)

Note: Balance sheet data as of December 31, 2025. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.

(1) EBITDA and EBIT are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.

Source: Company filings, the management of the Company.

Valuation Analysis

Discounted Cash Flow Analysis Methodology and Key Assumptions

Discounted Cash Flow Methodology

- Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows.
- Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders.
- Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk.
- The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Discounted Cash Flow Key Assumptions

- Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2026 through 2033 (excluding public company expenses, as provided by the management of the Company), discussions with the management of the Company, and a review of the Company's historical performance and other factors to develop the discounted cash flow ("DCF") analysis.
- The following is a summary of the Management Projections utilized in the discounted cash flow analysis:
  - Total revenue increases at a compound annual growth rate of 7.3% from 2025 to 2033.
  - EBITDA is projected to be negative from 2026 to 2028 and turn positive in 2029, with EBITDA margin projected to reach 7.1% by 2033.
  - Capital expenditures averages 0.5% of total revenue from 2026 to 2033.
  - Net working capital averages -18.5% of total revenue from 2026 to 2033.
- Beyond the projection period, Duff & Phelps estimated the "terminal value" using a perpetuity formula.
- Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 16.0% to 18.0%.

Valuation Analysis

Discounted Cash Flow Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	2025A	2026P	2027P	2028P	2029P	2030P	2031P	2032P	2033P	Terminal Year
Total Revenue	¥535,709	¥607,357	¥670,100	¥733,693	¥786,577	¥837,021	¥881,649	¥910,874	¥938,368	¥938,368
Growth	*(6.6%)*	*13.4%*	*10.3%*	*9.5%*	*7.2%*	*6.4%*	*5.3%*	*3.3%*	*3.0%*	
EBITDA (1)	-¥216,602	-¥89,357	-¥33,276	-¥1,011	¥22,406	¥40,543	¥53,904	¥61,182	¥66,246	¥66,246
Margin	*(40.4%)*	*(14.7%)*	*(5.0%)*	*(0.1%)*	*2.8%*	*4.8%*	*6.1%*	*6.7%*	*7.1%*	*7.1%*
Growth	*NM*	*NM*	*NM*	*NM*	*NM*	*80.9%*	*33.0%*	*13.5%*	*8.3%*	
Earnings Before Interest and Taxes (1)		-¥92,527	-¥37,865	-¥7,019	¥15,690	¥35,135	¥48,641	¥55,920	¥60,984	¥62,203
Pro Forma Taxes		0	0	0	0	0	0	0	0	-15,551
Net Operating Profit After Tax		-92,527	-37,865	-7,019	15,690	35,135	48,641	55,920	60,984	46,653
Depreciation		3,170	4,589	6,008	6,717	5,408	5,262	5,262	5,262	4,043
Capital Expenditures		-4,256	-4,256	-4,256	-4,256	-4,256	-4,256	-4,256	-4,256	-4,256
(Increase) / Decrease in Working Capital		-63,880	-10,433	-825	221	804	615	892	881	4,903
Free Cash Flow (2)		-¥157,493	-¥47,965	-¥6,093	¥18,372	¥37,091	¥50,263	¥57,819	¥62,871	¥51,343

Enterprise Value Range	Low	High
Terminal Growth Rate	3.50%	3.50%
Discount Rate	18.00%	16.00%
Enterprise Value Range	**¥8,100**	**¥50,900**

(1) EBITDA and EBIT are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.
(2) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the applicable discount rate and included in the concluded enterprise value range.

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Methodology

Selected Public Companies Analysis

- Duff & Phelps selected eight publicly traded companies that were deemed relevant to its analysis.
- Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies' trading multiples, including enterprise value to LTM and projected revenue and EBITDA.

Selected M&A Transactions Analysis

- Duff & Phelps also reviewed certain merger and acquisition transactions involving target companies that were deemed relevant to its analysis and computed the implied valuation multiples for such transactions.

Due to the limited comparability of the financial metrics of the selected public companies and the targets in the selected M&A transactions relative to those of the Company, rather than applying a range of selected multiples from a review of the public companies and M&A transactions, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the DCF analysis in the context of the Company's relative size, forecasted growth in revenue and profits, profit margins, capital spending, and other characteristics that we deemed relevant.

None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Companies Analysis **As of May 7, 2026**

COMPANY INFORMATION	REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN			
Company Name	3-YR CAGR	LTM	2026	2027	3-YR CAGR	LTM	2026	2027	3-YR AVG	LTM	2026	2027
China Company												
Aurora Mobile Limited	4.5%	18.6%	NA	NA	NM	NM	NA	NA	-3.2%	1.6%	NA	NA
Beijing Xunzhong Communication Technology Co., Ltd.	3.7	-1.5	NA	NA	9.0%	42.4%	NA	NA	9.2	10.5	NA	NA
TI Cloud Inc.	12.8	8.6	NA	NA	NA	83.2	NA	NA	3.8	9.8	NA	NA
Mean	7.0%	8.5%	NA	NA	9.0%	62.8%	NA	NA	3.3%	7.3%	NA	NA
Median	4.5%	8.6%	NA	NA	9.0%	62.8%	NA	NA	3.8%	9.8%	NA	NA
Global Company												
8x8, Inc.	3.9%	1.4%	2.3%	1.0%	NM	13.6%	-7.1%	15.0%	3.6%	6.7%	6.9%	7.9%
Five9, Inc.	13.8	9.3	9.2	9.6	NM	226.5	33.2	27.0	2.0	11.4	11.3	13.1
IBEX Limited	4.2	17.0	5.7	NA	19.4%	16.8	8.9	NA	11.8	12.4	12.3	NA
RingCentral, Inc.	8.1	4.8	4.5	4.2	NM	50.9	17.5	8.8	8.8	14.2	16.0	16.7
Twilio Inc.	9.8	15.7	9.9	8.9	NM	92.6	37.9	30.7	2.9	8.3	9.2	11.0
Mean	8.0%	9.6%	6.3%	5.9%	19.4%	80.1%	18.1%	20.4%	5.8%	10.6%	11.1%	12.2%
Median	8.1%	9.3%	5.7%	6.6%	19.4%	50.9%	17.5%	21.0%	3.6%	11.4%	11.3%	12.1%
Aggregate Mean	7.6%	9.2%	6.3%	5.9%	14.2%	75.1%	18.1%	20.4%	4.9%	9.4%	11.1%	12.2%
Aggregate Median	6.3%	8.9%	5.7%	6.6%	14.2%	50.9%	17.5%	21.0%	3.7%	10.1%	11.3%	12.1%
Cloopen Group Holding Limited	**-3.4%**	**-6.6%**	**13.4%**	**10.3%**	**NM**	**NM**	**NM**	**NM**	**-46.1%**	**-40.4%**	**-14.7%**	**-5.0%**

LTM = Latest Twelve Months

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

NM = Not Meaningful

NA = Not Available

Note: The Company's EBITDA is adjusted to exclude public company costs and non-recurring items as provided by Company management.

Source: Capital IQ, Bloomberg, SEC Filings, Annual and Interim Reports.

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis **As of May 7, 2026**

(US$ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA				ENTERPRISE VALUE AS MULTIPLE OF					
Company Name	Common Stock Price (Primary) on 5/7/2026	% of 52-Week High	Market Capitalization	Enterprise Value	LTM EBITDA	2026 EBITDA	2027 EBITDA	LTM Revenue	2026 Revenue	2027 Revenue
China Company										
Aurora Mobile Limited	USD 6.66	52.0%	$40	$3	3.5x	NA	NA	0.05x	NA	NA
Beijing Xunzhong Communication Technology Co., Ltd.	HKD 16.21	6.6	580	599	NM	NA	NA	4.51	NA	NA
TI Cloud Inc.	HKD 3.57	47.5	79	22	2.5	NA	NA	0.27	NA	NA
Mean		35.4%	$233	$208	3.0x	NA	NA	1.61x	NA	NA
Median		47.5%	$79	$22	3.0x	NA	NA	0.27x	NA	NA
Global Company										
8x8, Inc.	USD 2.67	92.7%	$372	$628	12.9x	12.4x	10.8x	0.86x	0.86x	0.85x
Five9, Inc.	USD 22.20	73.1	1,700	1,829	13.6	12.9	10.1	1.56	1.46	1.33
IBEX Limited	USD 32.76	76.2	439	425	5.4	5.2	NA	0.68	0.64	NA
RingCentral, Inc.	USD 45.39	93.5	3,816	5,364	15.0	12.8	11.7	2.13	2.04	1.96
Twilio Inc.	USD 197.07	97.9	29,910	30,387	NM	NM	NM	5.73	5.46	5.01
Mean		86.7%	$7,247	$7,726	11.8x	10.8x	10.9x	2.19x	2.09x	2.29x
Median		92.7%	$1,700	$1,829	13.3x	12.6x	10.8x	1.56x	1.46x	1.64x
Aggregate Mean		67.4%	$4,617	$4,907	8.8x	10.8x	10.9x	1.97x	2.09x	2.29x
Aggregate Median		74.6%	$510	$613	9.2x	12.6x	10.8x	1.21x	1.46x	1.64x

LTM = Latest Twelve Months

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest] - [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

NM = Not Meaningful

NA = Not Available

Source: Capital IQ, Bloomberg, SEC Filings, Annual and Interim Reports.

Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
2/24/2026	SessionM, Inc.	SessionM, Inc. develops a cloud-based software-as-a-service (SaaS) platform for customer engagement and loyalty.	Capillary PTE. Ltd	$20	$51	NA	NA	0.40x	NA
2/10/2026	Reward Loyalty UK Limited	Reward Loyalty UK Limited develops cloud-based API platform merges content, advertising, and commerce to enhance consumer experiences and engagement, retention, and satisfaction.	Rezolve AI PLC	$230	$90	NA	NA	2.56x	NA
1/26/2026	BBD Initiative Inc.	BBD Initiative Inc., together with its subsidiaries, develops and sells SaaS cloud services for corporations in Japan.	Headwaters Co.,Ltd	$69	$26	$3	12.7%	2.69x	21.2x
8/24/2025	Verint Systems Inc.	Verint Systems Inc. provides customer engagement solutions worldwide.	Calabrio, Inc.	$2,018	$894	$111	12.4%	2.26x	18.2x
2/11/2025	Symplify Technologies AB	Symplify Technologies AB providing solutions for marketing automation, Customer Relationship Management, and conversion optimization.	Hawk Infinity Software AS	$22	$20	$3	15.7%	1.12x	7.1x
7/16/2024	Acqueon, Inc.	Acqueon Technologies, Inc. provides an AI-powered platform for automating and managing outbound customer communications, sales engagement, and revenue recovery through integration with contact center and customer relationship management systems.	Five9, Inc.	$167	NA	NA	NA	NA	NA
6/8/2023	ValueFirst Digital Media Private Limited	ValueFirst Digital Media Private Limited operates as a B2B company that connects enterprises to consumers and enables conversations across channels.	Tanla Platforms Limited	$38	$79	NA	NA	0.48x	NA
			Mean					1.58x	15.5x
			Median					1.69x	18.2x

Source: Capital IQ, Bloomberg, company filings, press releases.

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Summary

Selected Public Companies / M&A Transactions Analysis Summary

(RMB in thousands)

Valuation Multiples								Valuation Summary			
Metric	Public Companies Range			Public Companies Median	China Companies Median	Global Companies Median	M&A Transactions Median	Company Performance	DCF Analysis Enterprise Value Range		
									¥8,100	-	¥50,900
									Implied Multiples		
EV / LTM Revenue	0.05x	-	5.73x	1.21x	0.27x	1.56x	1.69x	¥535,709	0.02x	-	0.10x
EV / 2026 Revenue	0.64x	-	5.46x	1.46x	NA	1.46x	NA	¥607,357	0.01x	-	0.08x
EV / 2027 Revenue	0.85x	-	5.01x	1.64x	NA	1.64x	NA	¥670,100	0.01x	-	0.08x

Note: Balance sheet data as of December 31, 2025. The Company's EBITDA is adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.

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